Exhibit 99.2

Catalyst Acquisition Corp. Announces Closing of $200 Million Initial Public Offering

New York, New York, July 29, 2026 (GLOBE NEWSWIRE) – Catalyst Acquisition Corp. (NASDAQ: CATLU) (the “Company”) today announced the closing of its initial public offering of 20,000,000 units at an offering price of $10.00 per unit. Each unit issued in the offering consists of one Class A ordinary share of the Company and one right, each right entitling the holder thereof to receive one-seventh of one Class A ordinary share upon the consummation of an initial business combination. In connection with the offering, $10.00 per unit was deposited into a trust account with Continental Stock Transfer & Trust acting as trustee. The Company’s units began trading on The Nasdaq Stock Market LLC (“Nasdaq”) on July 28, 2026, under the ticker symbol “CATLU.” Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on Nasdaq under the symbols “CATL” and “CATLR,” respectively.

Santander acted as the sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price less the underwriting discount to cover over-allotments, if any.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on July 27, 2026. The Offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Santander US Capital Markets LLC, 437 Madison Avenue, New York, NY 10022, Attention: ECM Syndicate by telephone at (833) 818-1602 or by email at equity-syndicate@santander.us, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Catalyst Acquisition Corp.

The Company is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination in any business or industry, it intends to focus on opportunities in traditional and digital media sectors including, but not limited to, video game companies, mobile gaming, publishers, studios and media platforms. The Company is led by its co-Chief Executive Officers Steven P. Beeks and Nicolas A. van Dyk, and its Chief Financial Officer Craig A. Elson. Melvin D. Lindsey, Richard W. Cook and Christopher Heatherly will be serving as board members.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds of the initial public offering and the simultaneous private placement. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Catalyst Acquisition Corp.

(310) 404-1687